                                                                    Exhibit 99.1

                            VINEYARD NATIONAL BANCORP

                                  PRESS RELEASE

                VINEYARD NATIONAL BANCORP ANNOUNCES COMPLETION OF

                       MERGER WITH SOUTHLAND BUSINESS BANK

Rancho Cucamonga, CA (July 7, 2003) - Vineyard National Bancorp (the "Company") (NASDAQ: VNBC) announced today the completion of the acquisition by the Company's wholly owned subsidiary, Vineyard Bank, of Southland Business Bank, a California-chartered commercial bank ("Southland Bank"). This acquisition now expands the Company's presence in the San Gabriel Valley and surrounding areas. Southland Bank's office, located in Irwindale, becomes the Company's eighth full service community banking center. Southland Bank will contribute approximately $33 million in assets to the Company, together with approximately $31 million in low cost, core deposits.

 Under the terms of the merger agreement, shareholders of Southland Bank will receive total consideration of $3.2 million for the 527,906 shares outstanding to be paid in newly issued shares of common stock from the Company. The total amount of newly issued shares will be approximately 166,000 based on the predetermined exchange ratio.

 "We have been anxiously awaiting this closing date, and the reception that we have received from Southland's customers and community sponsors has been tremendous," stated Norman Morales, President and Chief Executive Officer of Vineyard Bank and the Company. "Now with Vineyard's resources fully behind the staff and clients of our Irwindale Banking Center, we expect to develop and expand many significant relationships."

The Company is a $600 million bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. Vineyard Bank operates through eight full-service branch offices in San Bernardino and Los Angeles counties of California, and four loan production offices located in Beverly Hills, Manhattan Beach, San Diego, and Irvine, California. The Company's common stock is traded on the NASDAQ National Market System under the symbol "VNBC."

DISCLAIMER

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include: securing all necessary governmental and other approvals, the satisfaction of all conditions to the merger, changes in business or other market conditions, and the success of the business combination as planned by the parties. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices:
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668 Fax: (909) 945-2975 Email address: shareholderinfo@vineyardbank.com
                                            --------------------------------